Exhibit 28 (h) (v) (a)

PERSHING LLC
One Pershing Plaza
Jersey City, NJ 07399

ADDENDUM # 1 TO AMENDED AND RESTATED OPERATING AGREEMENT

     This Addendum No. 1 (the “Addendum”) to the Amended and Restated Operating Agreement (“Operating Agreement”) dated as of August 1, 2013 by and among Pershing LLC (“Clearing Broker”), Loring Ward Securities Inc. (“Distributor”), and SA Funds – Investment Trust on behalf of each fund listed on Schedule A attached thereto is made on this 1st day of August, 2013 by and among Clearing Broker, Distributor, as agent (the “Fund Agent”) and the Fund(s) listed on Schedule 1 hereto (each a “Fund” and collectively, “Funds”). This addendum supplements and is part of the Operating Agreement. All Capitalized terms used in this Addendum and not Otherwise defined herein have the definitions assigned to them in the Operating Agreement.

     WHEREAS, pursuant to the Operating Agreement, Clearing Broker functions primarily as a clearing agent for introducing broker dealers (“IBDs”) and in such capacity performs traditional operational functions, including execution and clearance of trades and holding Customers’ funds and securities; and

     WHEREAS, Distributor has requested that Clearing Broker, as recordkeeping agent (the “Recordkeeping Agent”) perform certain recordkeeping services (“Recordkeeping Services”) for each Sub-Account (as defined below); and

     WHEREAS, each party wishes to have such services performed pursuant to the terms and conditions as set forth herein;

     NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

     1. Recordkeeping Services

Recordkeeping Agent shall provide, or cause to be provided, the following Recordkeeping Services:

     a) Sub-Accounting. Recordkeeping Agent will maintain sub-accounts (each a “Sub-Account” and collectively the “Sub-Accounts”) for Customers of its IBDs with respect to Shares held by Recordkeeping Agent on behalf of Customers through one or more omnibus or master accounts in each Fund (individually an “Account” and collectively, the “Accounts”). Recordkeeping Agent will reconcile the balances and transactions in the Accounts with the Sub-Accounts on each Business Day.

     b) Processing purchase and redemption orders. Recordkeeping Agent will receive and process, from IBDs, any purchase, redemption or exchange orders in the Shares in individual transactions through the Accounts on each Business Day.

     c) Providing Customer confirmations and Sub-Account statements. Recordkeeping Agent will prepare, or cause to be prepared, and deliver, or cause to be delivered, to Customers, statements showing such Customer’s Share activity in their Sub-Account in accordance with applicable law. Recordkeeping Agent agrees to send confirmations of executed transactions to Customers as required by Rule 10b-10 of the Securities Exchange Act of 1934 when contracted to do so by the applicable IBD. If not so contracted, Fund Agent agrees to hold the applicable IBD responsible for delivering the confirmation to the applicable Customer in accordance with said Rule.

     d) Processing distribution payments. Upon payment by the Funds of any distribution to Shareholders, Recordkeeping Agent will process and pay to Customers their respective share of such distribution.

     e) Forwarding shareholder communications. With respect to any Shares, “Disclosure Documents” shall mean the Prospectus, the Funds’ annual or semi-annual reports, proxy materials for Shareholder meetings and tax notices. Fund Agent agrees to supply Recordkeeping Agent, or its designated agent(s), at Fund Agent’s own expense, with sufficient copies of the Disclosure Documents and it shall do so in a timely manner so that Recordkeeping Agent can comply with applicable laws and regulations regarding the timely delivery of such materials to Customers. Recordkeeping Agent agrees to forward, or cause to be forwarded, to Customers that are Shareholders all such Disclosure Documents upon the written request of Fund Agent. Fund Agent agrees to bear all costs associated with the delivery of such documents.

     f) Tax Reporting. Recordkeeping Agent shall provide to any Customer that is a Shareholder, and shall file with the Internal Revenue Service, and any applicable state or local tax authority, all forms, reports, certificates or other documents required by law with respect to any distributions or transactions involving Shares held in any Sub-Account. Recordkeeping Agent, or the applicable IBD on its behalf, shall obtain the taxpayer identification number certification from Customers required under the Internal Revenue Code and shall withhold and pay to the Internal Revenue Service or other appropriate authority any backup withholding required from any of its customers.

     g) Redemption Fees. Recordkeeping Agent agrees to collect all applicable redemption fees in accordance with the data obtained by Fund Agent from the applicable prospectus and provided to Recordkeeping Agent from Fund Agent or its designated agent on all Sub-Accounts and promptly remit such fees to Fund Agent. Fund Agent shall collect, or cause to be collected, all applicable redemption fees on accounts opened with the Fund on a fully-disclosed, non-omnibus basis to which accounts are not subject to the provisions of this Addendum.

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     h) Establishing of Accounts. Fund Agent will establish or cause to be established Account(s) in Recordkeeping Agent’s name, or such other name as Recordkeeping Agent shall specify, in each Fund and class of Shares for which Recordkeeping Agent maintains any Sub-Accounts. Fund Agent will provide Recordkeeping Agent with the following for each Account:

(i)	the net asset value (“NAV”) per Share on each day for which an NAV is calculated in accordance with the Funds’ Prospectus;

(ii)	confirmations of all transactions in each Account on each day on which any Fund is open for trading;

(iii)	the amount and ex-date of any dividends declared on Shares held in the Account at least two (2) business days prior to such ex-date and, in the case of income Funds, the daily accrual factor (mil rate) for the Shares on each day such rate is applicable;

(iv)	Account level tax information reasonably necessary to permit Recordkeeping Agent to prepare any tax reports required by Section 1(f)

     2. Recordkeeping Fees

     a) During the term of this Addendum, Recordkeeping Agent will be entitled to receive Fees paid by Fund Agent on behalf of each Fund as set forth in Section 2(b) of this Addendum. Fund Agent shall pay any amounts owed to Recordkeeping Agent on a monthly basis., but no later than seven (7) business days after the last business day of the month.

     [Remainder of section omitted.]

     3. Nature of Recordkeeping Services

     a) The parties agree that the payment of Recordkeeping Fees is for Recordkeeping Services only and not for investment advisory, distribution, trustee or custodial services or for any other kind of services.

     b) Recordkeeping Agent will not be performing any of the transfer agency functions set forth in Section 3(a)(25) of the 1934 Act. As such, Recordkeeping Agent’s Sub-Accounts do not constitute the Funds’ records and any errors in the Sub-Account are Recordkeeping Agent’s responsibility. With respect to transactions in the Accounts and Shares held in Sub-Accounts, Fund Agent, the Funds’ transfer agent(s) will act only on instructions given by Recordkeeping Agent and not on instructions of any Customers or any other individuals or entities purporting to have beneficial ownership of any Shares held in the Account.

     4. Representations, Warranties, and Covenants

     a) Each party represents and warrants to the other party that:

(i)	Status. It is a corporation, limited liability company, partnership or other entity, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized and that the execution, delivery and performance under this Addendum has been duly authorized

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(ii)	Organizational Powers. It has the power to execute this Addendum and any other documentation relating to this Addendum to which it is a party, to deliver this Addendum and any other documentation relating to this Addendum that it is required by this Addendum to deliver and to perform its obligations under this Addendum and has taken all necessary action to authorize such execution, delivery and performance

(iii)	No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any contractual restriction binding on or affecting it.

(iv)	Obligations Binding. Its obligations under this Addendum constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or law).

(v)	Compliance with Laws. It will comply with all applicable laws and orders to which it may be subject if failure to do so would materially impair its ability to perform its obligations under this Addendum.

(vi)	Party Names. Neither party will use the name of the other party in any manner without the other party’s written consent, except as required by any applicable federal or state law, rule or regulation, and except pursuant to any mutually agreed upon promotional programs.

     b) Recordkeeping Agent represents and warrants that:

(i)	Customer Account. Recordkeeping Agent holds all Shares in any Account on behalf of Customers and not on its own behalf.

(ii)	Disclosure. Recordkeeping Agent will not make any representations concerning any Shares other than those contained in the Disclosure Documents of the applicable Fund.

(iii)	Internal Controls. Recordkeeping Agent will forward for processing on each day only those Instructions properly received by Recordkeeping Agent for the account of Customers prior to the Close of Trading. Recordkeeping Agent has, and will maintain at all times during the term of this Addendum, appropriate internal controls for the segregation of Instructions received prior to the Close of Trading on any Business Day, from Instructions received after the Close of Trading on any Business Day, as and to the extent required by applicable SEC no-action letters, and/or other applicable authority.

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     c) Fund Agent represents that:

(i)	Fees. Recordkeeping Fees paid under this Addendum will not be derived, directly or indirectly from any Fund distribution plan adopted pursuant to Rule 12b-1 of the 1940 Act.

(ii)	Authorized Instructions. Fund Agent understands and agrees that with respect to any purchase orders, redemption and exchange requests communicated to Fund Agent by Recordkeeping Agent for an Account (“Instructions”) with respect to Shares held in the Sub-Accounts, Recordkeeping Agent reserves the right to rely on its agreements with IBDs which, in all cases, require IBDs to represent that their Customers have granted them the full power, right and authority to effect transactions on their behalf.

     5. Maintenance of Records

     a) Each of the parties to this Addendum shall maintain and preserve all records as required by law to be maintained and preserved in connection with this Addendum. Upon the reasonable written request of Fund Agent, Recordkeeping Agent will provide copies of all records relating to the Funds as may reasonably be requested to enable the Funds or their representatives to: (i) respond to the directors/trustees requests for information; (ii) monitor and review the services provided under this Addendum; or (iii) comply with any request of a governmental body or self-regulatory organization. Recordkeeping Agent will provide Fund Agent with access to the books and records in its possession relating to the Sub-Accounts upon reasonable prior written notice during Recordkeeping Agent’s normal business hours.

     6. Indemnification

     a) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of Fund Agent or the Funds, and their respective affiliates, officers, directors, agents, controlling persons or employees (each a “Fund Indemnified Party”), Recordkeeping Agent agrees to indemnify each Fund Indemnified Party from and against any and all claims, demands, liabilities (including the amount of any resulting dilution in a Fund’s net asset value) and reasonable expenses (including reasonable attorneys’ fees) (“Losses”) which any Fund Indemnified Party may incur arising from, related to, or otherwise connected with any material breach by Recordkeeping Agent of any provision of this Addendum. In no event shall Recordkeeping Agent be liable to Fund Agent for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with any event described above.

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     b) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of Recordkeeping Agent and its affiliates, officers, directors, representatives, agents, controlling persons or employees (each a “Recordkeeping Agent Indemnified Party”), Fund Agent agrees to indemnify each Recordkeeping Agent Indemnified Party from and against any and all Losses which any Recordkeeping Agent Indemnified Party may incur arising from, related to, or otherwise connected with, any material breach by Fund Agent or any Fund of any provision of this Addendum. In no event shall Fund Agent be liable to Recordkeeping Agent for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with any such breach.

     (c) The parties’ agreement in this Paragraph to indemnify each other is conditioned upon the party entitled to indemnification (“Claimant”) giving written notice to the party required to provide indemnification (“Indemnifier”) promptly after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Claimant. The Claimant will permit the Indemnifier to assume the defense of any such claim or any litigation resulting from it, provided that Indemnifier’s counsel that is conducting the defense of such claim or litigation will have been approved by the Claimant (which approval will not unreasonably be withheld), and that the Claimant may participate in such defense at its expense. The failure of the Claimant to give notice as provided in this subparagraph (c) will not relieve the Indemnifier from any liability other than its indemnity obligation under this Section 6. No Indemnifier, in the defense of any such claim or litigation, will, without the consent of the Claimant, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the alleging party or plaintiff to the Claimant of a release from all liability in respect to such claim or litigation.

     (d) The provisions of this Section will survive the termination of this Addendum.

     7. Privacy Policy

     a) The parties acknowledge to each other:

(i)	the SEC has adopted Regulation S-P at 17 CFR Part 248 to protect the privacy of individuals who obtain a financial product or service for personal, family or household use;

(ii)	Regulation S-P permits financial dealers, such as Recordkeeping Agent and Fund Agent, to disclose “nonpublic personal information” (“NPI”) of its “customers” or “consumers” (as those terms are therein defined in Regulation S-P) to affiliated and non affiliated third parties, without giving such customers and consumers the ability to opt out of such disclosure, for the limited purposes of processing and servicing transactions (17 CFR § 248.14); for specified law enforcement and miscellaneous purposes (17 CFR § 248.15); and to service providers or in connection with joint marketing arrangements (17 CFR § 248.13);

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(iii)	Regulation S-P provides that the right of a customer and consumer to opt out of having his or her NPI disclosed pursuant to 17 CFR § 248.7 and 17 CFR § 248.10 does not apply when the NPI is disclosed to service providers or in connection with joint marketing arrangements, provided the Recordkeeping Agent and third party enter into a contractual agreement that prohibits the third party from disclosing or using the information other than to carry out the purposes for which the Recordkeeping Agent disclosed the information (17 CFR § 248.13);

(iv)	NPI of Recordkeeping Agents’ consumers and customers and of consumers and customers of IBDs that have no independent customer relationship with Fund Agent may be disclosed to Fund Agent during the term of this Addendum (“Recordkeeping Agent Customer NPI”);

(v)	Recordkeeping Agent Customer NPI is not the property of Fund Agent or any of the Funds;

(vi)	certain consumers and customers of Recordkeeping Agent or its IBDs may also be consumers and customers of Fund Agent as fully-disclosed shareholders of the Funds (“Joint Customer”); and

(vii)	NPI of Joint Customers may be disclosed and exchanged during the term of this Addendum (“Joint Customer NPI”).

     b) Each party hereby covenants that any Customer NPI which a party receives from the other will be subject to the following limitations and restrictions:

(i)	Each party may redisclose Joint Customer NPI to its own affiliates, who will be limited by the same disclosure and use restrictions that are imposed on the parties under this Addendum; and

(ii)	Each party may redisclose and use Joint Customer NPI only as necessary in the ordinary course of business to provide the services identified in the Addendum except as permitted under Regulation S-P and as required by any applicable federal or state law, unless they are compelled to do so by a third party subpoena, regulatory inquiry or court order.

     (c) Fund Agent covenants that it:

(i)	may redisclose Recordkeeping Agent Customer NPI to its own affiliates, who will be limited by the same disclosure and use restrictions that are imposed on Fund Agent under this Addendum;

(ii)	may redisclose and use Recordkeeping Agent Customer NPI only as necessary in the ordinary course of business to provide the services identified in this Addendum and to third-party service providers as permitted under Regulation S-P and as required by any applicable federal or state law, unless they are compelled to do so by a third party subpoena, regulatory inquiry or court order; and

(iii)	may use Recordkeeping Agent Customer NPI for any purpose if it is legally obtained in a manner other than from Recordkeeping Agent.

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     (d) Each party represents and warrants that, in accordance with 17 CFR § 248.30, it has implemented, and will continue to carry out for the term of the Addendum, policies and procedures reasonably designed to:

(i)	Ensure the security and confidentiality of records and consumers’ and customers’ NPI;

(ii)	Protect against any anticipated threats or hazards to the security or integrity of consumer and customer records and NPI; and

(iii)	Protect against unauthorized access or use of such consumer and customer records or NPI that could result in substantial harm or inconvenience to any consumer or customer.

     (e) The provisions of this Section 7 shall survive the termination of the Addendum.

     8. Notices

     (a) Except as otherwise specifically provided in this Addendum, all notices required or permitted to be given under this Addendum shall be in writing and delivered by personal delivery or by postage prepaid, registered or certified United States first class mail, return receipt requested, overnight courier services, or by fax or e-mail (with a confirming copy by mail).

     (b) Unless otherwise notified in writing, all notices to Fund Agent will be given or sent to:

Loring Ward Securities Inc. ATTN: Legal Department 3055 Olin Ave., Suite 2000 San Jose, CA 95128

     (c) Unless otherwise notified in writing, all notices to Recordkeeping Agent will be given or sent to it at its address shown on the signature page to this Addendum, with a duplicate copy to the Office of the General Counsel at the same address.

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     9. Assignments and No Third-Party Rights

     (a) This Addendum may not be assigned or subcontracted by either party, without the prior written consent of the other party, except that: (i) either party may assign or subcontract this Addendum to an affiliate having the same ultimate ownership as the assigning or subcontracting party; and (ii) Fund Agent may, on behalf of the Funds, instruct the Funds’ transfer agent to discharge some or all of its obligations hereunder, in either case without such consent. Subject to the preceding, this Addendum will apply to, be binding in all respects upon, and inure to the benefit of successors, permitted assigns, and subcontractors of the parties. In no event shall Fund Agent or the Funds be obligated to make any payment under this Addendum to any person other than Recordkeeping Agent.

     (b) Nothing expressed or referred to in this Addendum shall be construed to give anyone other than the parties to this Addendum (including the Funds) any legal or equitable right, remedy or claim under or with respect to this Addendum or any provision of this Addendum. Except with respect to Section 6 “Indemnification”, this Addendum and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Addendum (including the Funds) and their successors, permitted assigns, and subcontractors.

     10. Non-Exclusivity

Fund Agent and each Fund acknowledges and agrees that Recordkeeping Agent may enter into agreements similar to this Addendum with other mutual funds and transfer agents. Recordkeeping Agent acknowledges and agrees that Fund Agent and the Funds may enter into addendums similar to this Addendum with other financial recordkeeping agents, securities brokers and dealers, recordkeepers and other organizations providing Recordkeeping Services to their customers.

     11. Force Majeure

If any Party is unable to carry out any of its obligations under this Addendum because of conditions beyond its reasonable control, including, but not limited to, acts of war or terrorism, work stoppages, fire, civil disobedience, delays associated with hardware malfunction or availability, riots, rebellions, storms, electrical failures, acts of God, and similar occurrences (“Force Majeure”), this Addendum will remain in effect and the non-performing party’s obligations shall be suspended without liability for a period equal to the period of the continuing Force Majeure (which such period shall not exceed twenty-one (21) calendar days), provided that:

(i)	the non-performing party gives the other parties prompt written notice describing the Force Majeure, including the nature of the occurrence and its expected duration and, where reasonably practicable, continues to furnish regular reports with respect thereto during the period of Force Majeure;

(ii)	the suspension of obligations is of no greater scope and of no longer duration than is required by the Force Majeure;

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(iii)	no obligations of either party that accrued before the Force Majeure are excused as a result of the Force Majeure; and

(iv)	the non-performing Party uses all reasonable efforts to remedy its inability to perform as quickly as possible.

     12. Amendment

This Addendum may be amended, only in writing and signed by each party. Any such amended Schedule 1 shall be effective as of the effective date referenced on the amended Schedule 1. Recordkeeping Agent has no responsibility to make available any or all of the Funds listed on Schedule 1.

     13. Termination

     (a) This Addendum may be terminated as follows:

(i)	upon a material breach by any party immediately after each party other than the terminating party receives receipt of written notice thereof from the terminating party; and

(ii)	by any party without cause by giving each party at least thirty (30) days written notice of its intention to terminate.

     (b) The termination of this Addendum with respect to any one Fund or class of Shares of any Fund will not cause the Addendum’s termination with respect to any other Fund or class of Shares.

     (c) Fund Agent and Recordkeeping Agent understand and agrees that should Fund Agent make payments to Recordkeeping Agent following an event which causes immediate termination of this Addendum, Fund Agent agrees to notify Recordkeeping Agent of such payment in writing and Recordkeeping Agent agrees to promptly return such payments to Fund Agent.

     14. Miscellaneous

     (a) The parties hereto accept, acknowledge, and will abide by the Operational Guidelines as Exhibit A to this Addendum.

     (b) This Addendum will become effective as of the date first indicated above when fully executed originals are in the possession of each of the parties hereto.

     (c) This Addendum supersedes any and all prior agreements or understandings, written or oral, between the parties with respect to its subject matter, other than the Operating Agreement and any applicable addendums thereto and constitutes (along with its Schedules and Exhibits) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

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     (d) Except as specifically provided for in this Addendum, the Operating Agreement or another applicable addendum thereto, no party may assume, create or incur any liability of any kind, express or implied, against, in the name of or on behalf of another party with respect to the subject matter herein described.

     (e) This Addendum may be executed by different parties on separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

     (f) If any provision of this Addendum is held invalid or unenforceable, the other provisions of this Addendum will remain in full force and effect. Any provision of this Addendum held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     (g) This Addendum shall be construed in accordance with the governing law provisions set forth in the Operating Agreement.

     (h) This Addendum, when fully executed and effective, shall be enforceable against each party in accordance with its terms and conditions.

     (i) With respect to the subject matter herein described, no party shall be under any liability to any other except for what is expressly assumed in this Addendum, the Operating Agreement or another applicable addendum thereto, or pursuant to applicable law.

     (j) Waiver by a party of a breach of any provision of this Addendum does not constitute waiver or any subsequent breach of that or any other provision.

     (k) Any dispute that arises in connection with this Addendum shall be submitted to arbitration in accordance with the provisions set forth on the Operating Agreement.

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IN WITNESS WHEREOF, this Addendum has been executed as of the date set forth below by a duly authorized officer of each party.

LORING WARD SECURITIES INC.

By:	/s/ Chris Stanley
Name:	Chris Stanley
Title:	General Counsel
Chief Compliance Officer
Date:	August 1, 2013

SA FUNDS – INVESTMENT TRUST

By:	/s/ Chris Stanley
Name:	Chris Stanley
Title:	General Counsel
Chief Compliance Officer
Date:	August 1, 2013

PERSHING LLC

By:	/s/ Brendan Sullivan
Name:	Brendan Sullivan
Title:	Director
Date:	July 31, 2013
Address:	300 Colonial Center Pkwy
Lake Mary, FL 32746
City State Zip Code

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Schedule 1 to Addendum No. 1
Dated as of August 1, 2013

Fund Names	CUSIP	Symbol
SA U.S. Fixed Income Fund (SAUFX)
SA Global Fixed Income Fund (SAXIX)
SA U.S. Core Market Fund (SAMKX)
SA U.S. Value Fund (SABTX)
SA U.S. Small Company Fund (SAUMX)
SA International Value Fund (SAHMX)
SA International Small Company Fund (SAISX)
SA Emerging Markets Value Fund (SAEMX)
SA Real Estate Securities Fund (SAREX)

(THIS LANGUAGE SHOULD REMAIN WITHIN THIS SECTION)
Unless otherwise indicated in writing, all additions to the existing classes or family of funds, either through new offerings or acquisition, will automatically fall under the rules established by this Recordkeeping Addendum and not require an amendment signed by both parties.

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